Exhibit 99.1

BitNile Holdings Projects Bitcoin Mining Production Run Rate of 4.7 Bitcoin per Day by the End of September 2022, Nearly Doubling by End of the Year to 9.33 Bitcoin per Day

The Company Expects to Have 7,500 Miners at Its Michigan Data Center and 6,500 Miners at the Hosted Texas Facility Installed by the End of September 2022

LAS VEGAS--(BUSINESS WIRE) – September 19, 2022 -- BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”), today provided projections on expected Bitcoin mining production levels. The Company expects to have 7,500 miners at its Michigan data center and 6,500 miners at the Texas facility hosted by Computer North, LLC installed by the end of September 2022. This includes the 2,004 S19j Pro Antminers that had been held by U.S. Customs and Border Patrol for review and audit, which miners have been released and delivered to the Company’s Michigan property.

Based on expected installations of S19j Pro and S19 XP Antminers, BitNile expects to increase its average daily mining production to approximately 4.7 Bitcoin per day by the end of September 2022, nearly doubling to approximately 9.33 Bitcoin per day by the end of December 2022, based on current market conditions, including a mining difficulty of 32.05 trillion.

Milton “Todd” Ault, III, the Company’s Executive Chairman, stated, “As the market has experienced a crypto winter, our investment in the Michigan data center and our positive relationship with Bitmain allow us to have confidence in our long-term plans regarding Bitcoin mining. Our recent purchase of additional Bitcoin mining equipment demonstrates our belief in the long-term outlook for Bitcoin. The plan to grow our Bitcoin mining operations is clear, and it is rewarding to see the team continue to deliver on the goal of timely installation of new Bitcoin miners as they arrive at our Michigan data center and the Texas hosted facility.”

As previously disclosed, BitNile has entered into purchase agreements with Bitmain Technologies Limited for a total of 21,925 Bitcoin miners, including 4,600 environmentally friendly S19 XP Antminers that feature a processing power of 140 terahashes per second (“TH/s”) and 17,325 S19j Pro Antminers that feature a processing power of 100 TH/s. Once all of the miners are fully deployed and operational, BitNile expects to achieve a mining production capacity of approximately 2.3725 exahashes per second.

The Company notes that all estimates and other projections are subject to the actual delivery and installation of Bitcoin miners, the volatility in Bitcoin market price, the fluctuation in the mining difficulty level, and other factors that may impact the results of production or operations.

For more information on BitNile and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including oil exploration, defense/aerospace, industrial, automotive, medical/biopharma, karaoke audio equipment, hotel operations and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8- K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235